FOR IMMEDIATE RELEASE

Company Contact:	David Weinberg Chief Operating Officer/Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Addo Communications

(310) 829-5400

SKECHERS Expects Record Revenues and Profitability for Fourth Quarter 2009

•	Fourth Quarter and Full Year 2009 Results to be released on February 17, 2010

Los Angeles, California, January 12, 2010 — SKECHERS USA, Inc. (NYSE:SKX), a global leader in the lifestyle footwear industry, today announced that the Company expects its fourth quarter 2009 revenue will be in excess of $385 million compared to $298.1 million in the fourth quarter of the prior year. This represents an increase of over $87 million, or approximately 30 percent over the Company’s revenues for the prior year period. The Company expects diluted net earnings per share for its fourth quarter 2009 will be in excess of $0.50, compared with a net loss of $(0.44) in the fourth quarter of 2008.

“Our record sales and profitability for the fourth quarter is a meaningful accomplishment, especially given the challenging retail environment,” said David Weinberg, Chief Operating Officer and Chief Financial Officer of SKECHERS. “In the first six months of 2009, we cleared through excess inventory, returning to profitability in the second half of 2009 with fresh product and new initiatives that were strongly received. The enthusiasm for our product and marketing continued in the fourth quarter, resulting in an exceptional end to the year.”

“Our intent in 2009 was to deliver fresh looks on signature SKECHERS styles while offering the consumer new, innovative product from a brand they have come to trust — all at a reasonable price, which is essential in these challenging economic times,” said Robert Greenberg, Chairman and Chief Executive Officer of SKECHERS. “We believe the approximately 30 percent increase in the quarterly revenue over the prior year in spite of the continued soft retail environment speaks to the success of our product initiatives and marketing efforts, and our solid brand reputation. We look forward to continuing to meet our customers’ needs and further building on our momentum in 2010.”

Weinberg continued: “We believe this record quarter combined with our record 2009 third quarter is a testament to the strength of our brand and an indication of the growing demand and momentum for our footwear. Key indicators, including our backlog and comp store sales, lead us to believe the strong demand for our footwear will continue in 2010.”

The Company’s conference call to review its fourth quarter and full year fiscal 2009 financial results will be on Wednesday, February 17, 2010 at 1:30 pm Pacific Time or 4:30 pm Eastern Time. Participating on the call will be David Weinberg, Chief Operating Officer and Chief Financial Officer.

SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of footwear for men, women and children under the SKECHERS name, as well as under several uniquely branded names. SKECHERS footwear is available in the United States via department and specialty stores, Company-owned SKECHERS retail stores and its e-commerce website, as well as in over 100 countries and territories through the Company’s global network of distributors and subsidiaries in Canada, Brazil, Chile, and across Europe, as well as through joint ventures in Asia. For more information, please visit www.skechers.com.

This announcement may contain forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or simply state future results, performance or achievements, and can be identified by the use of forward looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international, national and local general economic, political and market conditions including the global economic slowdown and the ongoing financial crisis and market instability; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers, decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in Skechers’ Form 10-K for the year ended December 31, 2008 and Skechers’ Form 10-Q for the quarter ended September 30, 2009. The risks included here are not exhaustive. The Company operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the Company cannot predict all such risk factors, nor can the Company assess the impact of all such risk factors on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.